Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) between John Bean Technologies Corporation, a Delaware corporation (the “Company”), and Thomas Giacomini (the “Executive”) is entered into as of August 22, 2013. In consideration of the covenants contained herein, the parties agree as follows:

SECTION 1.     Employment. The term of Executive's employment under this Agreement shall commence on September 9, 2013 (the “Effective Date”) and shall terminate on the earlier of (i) August 31, 2016 and (ii) the termination of the Executive’s employment under this Agreement. The period from the Effective Date until the termination of the Executive's employment under this Agreement is referred to as the “Employment Period.” Unless the Company and the Executive shall otherwise agree, upon the expiration of the Employment Period, Executive’s employment shall continue at-will, subject to the applicable plans, programs and policies of the Company in effect from time to time thereafter.

SECTION 2.     Position and Duties. During the Employment Period, Executive shall serve as the President and Chief Executive Officer of the Company and shall have the customary duties, responsibilities and authority of an executive serving in such positions, including all employees reporting directly or indirectly to Executive (and upon retirement of the current Executive Chairman will become the senior-most executive officer of the Company), reporting and subject to the direction of the Board of Directors of the Company (the “Board”). On or promptly following the Effective Date, Executive shall be appointed to serve as a member of the Board. At each annual meeting of the Company’s stockholders during the Employment Period, the Company shall nominate Executive to serve as a member of the Board, with such Board service subject to any required stockholder approval. During the Employment Period, Executive shall devote his full business time and efforts to the business and affairs of the Company and its subsidiaries. Executive shall not become a director of any for-profit entity without first receiving the approval of the Nominating and Governance Committee of the Board.

SECTION 3.     Compensation and Benefits. a) Base Salary. As compensation for Executive’s performance of Executive’s duties hereunder, Company shall pay to Executive an initial Base Salary of $725,000 per year, payable in accordance with the normal payroll practices of the Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions. The Base Salary shall be reviewed for increases by the Board in good faith, based upon Executive’s performance and the Company’s pay philosophy, not less often than annually. The term “Base Salary” shall refer to the Base Salary as so increased by the Board.

a.     Annual Incentive Compensation. During the Employment Period, Executive shall be eligible to participate in Company’s annual incentive compensation program (the “Annual Incentive Program”), with a minimum target annual bonus equal to 100% of Base Salary for each year in which Executive participates in the Annual Incentive Program. The actual amount of the annual bonus earned by and payable to Executive in any year shall be determined upon the satisfaction of goals and objectives established by the Compensation Committee of the Board (the “Compensation Committee”) and communicated to Executive, and shall be subject to such other terms and conditions of the Company’s Annual Incentive Program applicable to senior executives as in effect from time to time; provided, however, that for 2013, the annual bonus payable under the Annual Incentive Program shall be based on actual Company performance (but in any event shall not be less than 100% of Base Salary), prorated based on the number of days Executive was employed by the Company during 2013. Each bonus paid under the Annual Incentive Program shall be paid to Executive no later than March 15th of the calendar year following the calendar year in which the bonus is earned.

b.     Make-Whole/Sign-On Compensation. In consideration of the commencement of the Executive’s employment hereunder and to compensate Executive for compensation forfeited at his prior employer, the Executive shall receive a make-whole cash bonus of $1,200,000 (the “Make-Whole Bonus”), paid to Executive in a lump sum on the Effective Date. Notwithstanding anything herein to the contrary, if the Company terminates the Executive’s employment for Cause (as defined in the Amended and Restated Executive Severance Agreement, to be entered into and dated as of the Effective Date, between the Company and Executive (the “Executive Severance Agreement”)) or the Executive resigns from the Company for any reason other than for Good Reason (as defined below), in each case, prior to the one-year anniversary of the Effective Date, the Executive shall repay to the Company the Make-Whole Bonus within ten (10) days of the Executive’s termination of employment; provided, further, to the extent permitted by applicable law and in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), if the Executive is required to repay the Make-Whole Bonus, then, in lieu of the Executive’s direct repayment, the Company shall be entitled to offset from the required repayment amount any compensation or other amounts due from the Company to the Executive. In addition, in consideration of the commencement of the Executive’s employment hereunder, the Executive shall also receive a performance-based restricted stock unit award with a grant date fair value, determined in accordance with ASC Topic 718, equal to $2,614,000, with vesting subject to the achievement of the performance conditions established by the Compensation Committee and set forth in the agreement evidencing the award (the “Initial Equity”). The Initial Equity shall (i) be issued under the Company’s Incentive Compensation and Stock Plan (the “Plan”), (ii) assuming attainment of the performance measures, vest in two equal annual installments on the first and second anniversaries of the Effective Date and (iii) be subject to the form of restricted stock unit award agreement attached hereto as Exhibit A.

c.     Definition of Good Reason. For purposes of this Agreement, Good Reason means, without the Executive’s express written consent, the occurrence of any one or more of the following:

(i) The assignment of the Executive to duties materially inconsistent with the Executive’s authorities, duties, responsibilities, and status (including, without limitation, offices, titles and reporting requirements) as an employee of the Company (including, without limitation, any material change in duties or status as a result of the stock of the Company ceasing to be publicly traded or of the Company becoming a subsidiary of another entity, or any material change in the Executive’s reporting relationship, such as ceasing to report to the Board of Directors of a publicly traded company), or a material reduction or alteration in the nature or status of the Executive’s authorities, duties, or responsibilities from those contemplated by Section 2 of this Agreement;

(ii) The Company’s requiring the Executive to be based at a location which is at least fifty (50) miles further from the Executive’s primary residence as of the Effective Date than is such residence from the office where the Executive is located as of the Effective Date, except for required travel on the Company’s business to an extent substantially consistent with the Executive’s business obligations;

(iii) A material reduction by the Company in the Executive’s Base Salary as in effect on the Effective Date or as the same may be increased from time to time;

(iv) A material reduction in the Executive’s level of participation in any of the Company’s short- and/or long-term incentive compensation plans, or employee benefit or retirement plans, policies, practices, or arrangements in which the Executive participates; provided that the compensation to be paid pursuant to Section 3(c) of this Agreement shall not be taken into account in determining whether such a material reduction has occurred; or

(v) The failure of the Company to assume and agree to perform this Agreement in all material respects.

The existence of Good Reason will not be affected by the Executive’s temporary incapacity due to physical or mental illness not constituting a Disability (as defined in the Executive Severance Agreement). The Executive’s continued employment will not constitute a waiver of the Executive’s rights with respect to any circumstance constituting Good Reason. Notwithstanding the above to the contrary, “Good Reason” for Executive’s separation from employment will exist only if (i) the Executive provides written notice to the Company within ninety (90) days of the occurrence of any of the above listed events, (ii) the Company fails to cure the event within thirty (30) days following the Company’s receipt of the Executive’s written notice, and (iii) the Executive separates from employment with the Company effective not later than sixty (60) days after the end of the Company’s cure period.

d.     Equity Compensation.

(a)

2013 Equity Compensation. During the Employment Period, the Executive shall be eligible for equity compensation under the Plan or such other plans as may be maintained by the Company from time to time. On the Effective Date, the Executive shall receive a performance-based restricted stock unit award under the Plan with a grant date fair value, determined in accordance with ASC Topic 718, equal to $800,000, with vesting subject to the achievement of the performance conditions established by the Compensation Committee and set forth in the agreement evidencing the award (the “2013 Equity Compensation”). The 2013 Equity Compensation shall vest, assuming attainment of the performance measures, in two equal annual installments on the first and second anniversaries of the Effective Date and shall be subject to the form of restricted stock unit award agreement attached hereto as Exhibit B.

(b)

2014 Equity Compensation. As part of its annual equity grants to executive officers in 2014, the Compensation Committee expects to approve the following equity awards to Executive under the Plan: (A) a restricted stock unit award with a grant date fair value, determined in accordance with ASC Topic 718, equal to $400,000 which shall vest on the third-anniversary of the grant date; and (B) performance-based restricted stock units with a grant date fair value, determined in accordance with ASC Topic 718, equal to $1,200,000, and subject to the achievement of EBITDA growth, net contribution or other performance goals approved by the Compensation Committee of the Board (together, with the restricted stock unit award set forth in clause (A) of this sentence, the “2014 Equity Compensation”); provided, however constituted, the 2014 Equity Compensation will have an aggregate ASC Topic 718 grant date fair value of not less than $1,600,000. The 2014 Equity Compensation shall be subject to the Company’s standard form of equity award agreement applicable to the award and the same terms and conditions applicable to the 2014 annual equity grants made to other senior executives of the Company.

e.	Other Benefits.

(a)

Savings and Retirement Plans. Except as otherwise limited by applicable law, Executive shall be entitled to participate in all qualified and non-qualified savings and retirement plans applicable generally to other senior executives of Company, in accordance with the terms of the plans, as may be amended from time to time; provided, however, that Executive shall not be eligible to participate in the Company’s U.S. Pension and Supplemental Executive Retirement Plans (or any other pension or supplemental executive retirement plans), each of which was frozen in 2009.

(b)

Welfare Benefit Plans. Except as otherwise limited by applicable law, Executive and/or his eligible dependents shall be eligible to participate in and shall receive all benefits under the Company’s welfare benefit plans and programs applicable generally to other senior executives of Company, in accordance with the terms of the plans, as may be amended from time to time.

(c)

Fringe Benefits. Except as otherwise limited by applicable law, Executive shall be entitled to such fringe benefits as may be available generally to other senior executives of Company. As of the date hereof, such fringe benefits include a financial counseling allowance of $20,000 per calendar year and complimentary parking at the Company’s corporate headquarters.

(d)

Vacation. Executive shall be entitled to paid vacation time consistent with the applicable policies of Company as in effect from time to time, but in any event no less than four weeks of such vacation per year.

(e)

Legal Fees. Company shall reimburse Executive for any reasonable legal fees and expenses incurred by Executive in connection with the review of this Agreement and any documents ancillary thereto, in an amount not to exceed $15,000.

(f)

Business Expenses. Subject to Section 14, Executive shall be reimbursed for reasonable travel and other expenses incurred in the performance of Executive’s duties on behalf of Company in a manner consistent with the Company’s policies regarding such reimbursements, as may be in effect from time to time.

SECTION 4.     Termination of Employment. b)  The Executive’s employment under this Agreement shall terminate upon the earlier to occur of: (i) the expiration of the term of this Agreement pursuant to Section 1 hereof; (ii) termination of Executive’s employment by reason of Executive’s complete and permanent inability by reason of illness or accident to perform the duties of the President and Chief Executive Officer (“Termination due to Disability”); (iii) termination of Executive’s employment by the Company for any reason other than Termination due to Disability; (iv) Executive’s death; or (v) termination of Executive’s employment by Executive for any reason. Upon the termination of Executive’s employment with the Company for any reason, the Executive shall be deemed to have resigned from the Board and all other positions with the Company or any of its affiliates held by Executive as of the date immediately preceding his termination of employment.

a.     If the Employment Period ends for any reason set forth in Section 4(a), except as otherwise contemplated in this Section 4(b), Executive shall cease to have any rights to salary, bonus (if any) or benefits hereunder, other than (i) payment of unpaid Base Salary through and including the date of termination or resignation (which shall be paid on the next regularly scheduled payroll date), (ii) Executive’s business expenses that are reimbursable pursuant to Section 3(f) but have not been reimbursed by the Company as of the date of termination, (iii) any accrued vacation pay to the extent not theretofore paid, and (iv) any other amounts or benefits required to be paid or provided by law or under any plan, program, policy or practice of the Company. Executive shall participate in the Company’s Executive Severance Plan, as in effect on the Effective Date (the “Executive Severance Plan”), and, on the Effective Date, shall enter into the Executive Severance Agreement, each attached hereto as Exhibits C and D; provided, however, for purposes of the Executive Severance Plan (including a Company termination of Executive’s employment other than for Cause), the amount of severance payment and the amount of medical/dental benefits shall be based on 18 months rather than the 15 months specified in the Executive Severance Plan and provided further, that the Executive understands that the Executive Severance Plan is currently under review by the Company for possible amendment and provided further that in the event of such an amendment, the Executive shall participate in such amended Executive Severance Plan with the amount of severance payment and the amount of medical/dental benefits to be provided to the Executive thereunder to be no less than the amount of such payment and benefits that would be provided to the Executive under the current version of the Executive Severance Plan, as modified per this Agreement. In addition, in the event of the Executive’s death, termination due to Disability (as defined in the applicable award agreement) or the occurrence of a Change in Control (as defined in the Executive Severance Agreement), all outstanding restricted stock units held by the Executive shall vest in full, with awards subject to performance criteria vesting at the target level for such awards.

SECTION 5.     Restrictive Covenants.

a.     Non-Competition. The Executive acknowledges and recognizes the confidential information and records provided by the Company and its successors and assigns, the benefits contemplated hereunder, and the professional training and experience he will receive from the Company, as well as the highly competitive nature of the Company’s business, and in consideration of all of the above, agrees that during the Executive’s employment with the Company and for the twenty-four months thereafter, the Executive shall not compete with the business of the Company. For purposes hereof, “competition” shall mean any engaging, directly or indirectly, in the “Covered Business” (as hereinafter defined) in any state of the United States of America or any nation in which the Company is conducting business as of the effective date of Executive’s termination of employment. For purposes of this Agreement, “Covered Business” shall mean any business engaged by the Company immediately prior to the Executive’s effective date of termination of employment. For purposes of this Section 5, the phrase “engaging, directly or indirectly” shall mean engaging directly or having an interest, directly or indirectly, as owner, partner, shareholder, agent, representative, employee, officer, director, independent contractor, capital investor, lender, consultant or advisor (other than as the holder of less than 2% of the outstanding stock of a publicly-traded corporation), either alone or in association with others, in the operation of any aspect of any type of business or enterprise engaged in any aspect of the Covered Business.

b.     Non-Solicitation. The Executive agrees that during the Executive’s employment with the Company and for the twenty-four months thereafter, he shall not (i) directly or indirectly solicit or attempt to solicit any of the employees, agents, consultants, or representatives of the Company or affiliates of the Company to leave any of such entities; or (ii) directly or indirectly solicit or attempt to solicit any of the employees, agents, consultants or representatives of the Company or affiliates of the Company to become employees, agents, representatives or consultants of any other person or entity.

c.     Reasonableness. The Executive understands that the provisions of Sections 5(a) and (b) may limit Executive’s ability to earn a livelihood in a business similar to the business of the Company but nevertheless agrees and hereby acknowledges that the restrictions and limitations thereof are reasonable in scope, area, and duration, are reasonably necessary to protect the goodwill and business interests of the Company, and that the consideration provided under, or contemplated by, this Agreement is sufficient to justify the restrictions contained in such provisions. Accordingly, in consideration thereof and in light of the Executive's education, skills and abilities, the Executive agrees that he shall not assert that, and it should not be considered that, such provisions are either unreasonable in scope, area, or duration, or will prevent him from earning a living, or otherwise are void, voidable, or unenforceable or should be voided or held unenforceable.

d.     Enforcement.

(a)

The parties hereto agree and acknowledge that the covenants and agreements contained herein are reasonable in scope, area, and duration and necessary to protect the reasonable competitive business interests of the Company, including, without limitation, the value of the proprietary information and goodwill of the Company.

(b)

The Executive agrees that the covenants and undertakings contained in Section 5 of this Agreement relate to matters which are of a special, unique and extraordinary character and that the Company cannot be reasonably or adequately compensated in damages in an action at law in the event the Executive breaches any of these covenants or undertakings. Therefore, the Executive agrees that the Company shall be entitled, as a matter of course, without the need to prove irreparable injury, to an injunction, restraining order or other equitable relief from any court of competent jurisdiction, restraining any violation or threatened violation of any of such terms by the Executive and such other persons as the court shall order. The Executive agrees to pay costs and legal fees incurred by the Company in obtaining such injunction and the Company agrees to pay costs and legal fees incurred by the Executive in any unsuccessful effort to obtain such injunction.

(c)	Rights and remedies provided for in this Section 5(d) are cumulative and shall be in addition to rights and remedies otherwise available to the parties under any other agreement or applicable law.

(d)

In the event that any provision of this Agreement shall to any extent be held invalid, unreasonable or unenforceable in any circumstances, the parties hereto agree that the remainder of this Agreement and the application of such provision of this Agreement to other circumstances shall be valid and enforceable to the fullest extent permitted by law. If any provision of this Agreement is held to be unenforceable because of the scope or duration of or the area covered by such provision, the parties hereto agree that the court or arbitrator making such determination shall reduce the scope, duration and/or area of such provision (and shall substitute appropriate provisions for any such unenforceable provisions) in order to make such provision enforceable to the fullest extent permitted by law, and/or shall delete specific words and phrases, and such modified provision shall then be enforceable and shall be enforced. The parties hereto recognize that if, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants contained in this Agreement; then that unenforceable covenant contained in this Agreement shall be deemed eliminated from these provisions to the extent necessary to permit the remaining separate covenants to be enforced. In the event that any court or arbitrator determines that the time period or the area, or both, are unreasonable and that any of the covenants is to that extent unenforceable, the parties hereto agree that such covenants will remain in full force and effect, first, for the greatest time period, and second, in the greatest geographical area that would not render them unenforceable.

(e)

In the event of the Executive's breach of this Section 5, in addition to all other rights the Company may have hereunder or in law or in equity, all payments and benefits to Executive shall cease; all options, stock, and other securities granted by the Company or its successor, including stock obtained through prior exercise of options, shall be immediately forfeited (whether or not vested), and the original purchase price, if any, shall be returned to the Executive; and all profits received through exercise of options or sale of stock, and all previous payments and benefits made or provided hereunder shall be promptly returned and repaid to the Company.

e.      Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

(f)          Release. The Executive's execution of a complete and general release of any and all of his potential claims (other than for vested benefits described in this Agreement or any other vested benefits with the Company and/or its affiliates) against the Company, any of its affiliated companies, and their respective successors and any officers, employees, agents, directors, attorneys, insurers, underwriters, and assigns of the Company, its affiliates and/or successors, is an express condition of the Executive's right to receive termination payments, vesting, and benefits under the Executive Severance Plan, the Executive Severance Agreement, equity awards or this Agreement. The Executive shall be required to execute a Waiver and Release Agreement which documents the release required under this Section 5(f), the customary form of which shall be provided to the Executive by Company, provided that such waiver and release agreement will not contain any covenant applicable to the Executive’s post-termination conduct (other than covenants relating to the claims and causes of action waived or released subject to such Waiver and Release Agreement) other than a re-affirmation of any covenants included in this Agreement or to which he is otherwise subject at the time of the execution of such Waiver and Release Agreement.

SECTION 6.     Insurance and Indemnification. Executive shall be named as an insured and covered against the same claims and at the same level of insurance under the Directors and Officers insurance purchased by the Company for members of the Board. Executive shall be entitled to indemnification and advancement of expenses to the maximum extent permitted by law.

SECTION 7.     Survival. Sections 5, 6, 7, 14 and 15 hereof shall survive and continue in full force and effect in accordance with their respective terms, notwithstanding any termination of the Employment Period.

SECTION 8.     Notices. Any notice provided for in this Agreement shall be in writing and shall be delivered (i) personally, (ii) by certified mail, postage prepaid, (iii) by Federal Express or other reputable courier service regularly providing evidence of delivery (with charges paid by the party sending the notice), or (iv) by facsimile or a PDF or similar attachment to an email, provided that such telecopy or email attachment shall be followed within one (1) business day by delivery of such notice pursuant to clause (i), (ii) or (iii) above. Any such notice to a party shall be addressed at the address set forth below (subject to the right of a party to designate a different address for itself by notice similarly given):

If to the Company:

John Bean Technologies Corporation
70 West Madison Street

Chicago, Illinois 60602
Attention:     Chairperson, Compensation Committee of the Board of Directors
Facsimile:     312-861-7127

If to the Executive

Thomas Giacomini
At the most recent address on file with the Company

SECTION 9.     Entire Agreement; Inconsistency. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof. In the event of any inconsistency between the provisions of this Agreement and any other plan, program, practice or agreement in which Executive is a participant or a party, this Agreement shall control.

SECTION 10.     Successors and Assigns. This Agreement shall inure to the benefit of and be enforceable by Executive and his heirs, executors and personal representatives (including any amounts becoming payable under Section 4(b) prior to Executive’s death), and the Company and its successors and assigns. Any successor or assignee of the Company shall assume the liabilities of the Company hereunder.

SECTION 11.     Governing Law. This Agreement shall be governed by the internal laws (as opposed to the conflicts of law provisions) of the State of Illinois.

SECTION 12.     Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

SECTION 13.     Withholding. All payments and benefits under this Agreement are subject to withholding of all applicable taxes.

SECTION 14.     Code Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Code, and shall be interpreted and construed consistently with such intent. In the event the terms of this Agreement would subject Executive to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and Executive shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible. To the extent any amounts under this Agreement are payable by reference to Executive’s “termination of employment” such term and similar terms shall be deemed to refer to Executive’s “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Agreement, to the extent any payments made or contemplated hereunder constitutes nonqualified deferred compensation, within the meaning of Section 409A, then (i) each such payment which is conditioned upon Executive’s execution of a release and which is to be paid or provided during a designated period that begins in one taxable year and ends in a second taxable year, shall be paid or provided in the later of the two taxable years and (ii) if Executive is a specified employee (within the meaning of Section 409A of the Code) as of the date of Executive’s separation from service, each such payment that is payable upon Executive’s separation from service and would have been paid prior to the six-month anniversary of Executive’s separation from service, shall be delayed until the earlier to occur of (A) the first day of the seventh month following Executive’s separation from service or (B) the date of Executive’s death. Any reimbursement payable to Executive pursuant to this Agreement shall be conditioned on the submission by Executive of all expense reports reasonably required by Employer under any applicable expense reimbursement policy, and shall be paid to Executive within 30 days following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which Executive incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.

SECTION 15.     Clawback. The payments to the Executives pursuant to this Agreement are subject to forfeiture, recovery by the Company or other action pursuant to any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

JOHN BEAN TECHNOLOGIES CORPORATION
By:	/James E. Goodwin/
Name:	James E. Goodwin
Title:	Director

EXECUTIVE:	/Thomas Giacomini/